EXHIBIT 99.1

Healthcare Recoveries, Inc. 2nd Quarter Operating Results

• Base Business EPS Increase 17%

• Development Initiatives Cost $0.03 EPS in Quarter

Louisville, Kentucky, August 7, 2001 – Healthcare Recoveries, Inc. (Nasdaq: HCRI) today reported earnings from operations of $0.11 per diluted share for the second quarter of 2001, compared to $0.12 per diluted share reported for the same quarter of 2000, a decrease of 8%. Earnings per diluted share for the six-month period ended June 30, 2001 were $0.25, compared to $0.22 a year ago, an increase of 14%.

Net income for the quarter decreased 17% to $1.1 million from $1.3 million in the comparable quarter of 2000. For the first six months of 2001, net income remained flat at $2.4 million compared to the same period a year ago. Revenues for the quarter were $15.8 million, a decrease of 1% from $16.0 million for the same quarter in 2000. For the six-month period ended June 30, 2001, revenues were $32.0 million, a decrease of 2% from the $32.5 million reported for the same period in 2000.

The Company’s Base Business encompasses its healthcare recovery products and services and excludes the Company’s development initiatives described below. Earnings on the Base Business for the quarter increased 17%, to $0.14 per diluted share from $0.12 per diluted share for the comparable quarter in 2000. For the six-month period ended June 30, 2001, the Base Business earnings per diluted share increased 35%, to $0.31 from $0.23 earned in the same period last year. Substantially all of the revenue for the six-month period ended June 30, 2001 was derived from the Base Business. Net income from the Base Business was $1.4 million for the quarter ended June 30, 2001, an increase of 8% from the net income from the Base Business of $1.3 million for the same quarter of 2000. Base Business net income for the six-month period ended June 30, 2001 increased 24% over the comparable period in 2000, to $3.1 million.

The Base Business growth in net income in the quarter is primarily a function of measures undertaken, starting in the second half of 2000, to control support expenses, which decreased 6%. Year-to-date Base Business net income growth is primarily a function of a 7% decline in support expenses and a gross margin expansion of approximately 150 basis points obtained in the first quarter of 2001.

The percentage increase in earnings per share for the Base Business for the quarter and year-to-date period was greater than the percentage increase in net income over the same periods in the prior year because of the Company’s stock repurchase program, under which the Company acquired 1,467,765 shares of its own stock during 2000, most of it in the second half of the year.

References to and comparisons involving the “Base Business” exclude $90,000 of expenses related to the work of the special committee in 2000, and the losses incurred by the Company’s development activities in 2000 and 2001. Development activities are

TransPaC Solutions, which provides the outsourcing of subrogation recovery services to property and casualty insurers, and Troveris, an initiative to develop and sell Web-enabled, browser-based subrogation software. TransPaC Solutions had pretax losses of approximately $283,000 and $525,000 in the quarter and year-to-date period ended June 30, 2001, respectively. Troveris had pretax losses of approximately $338,000 and $641,000 in the quarter and year-to-date period ended June 30, 2001, respectively.

The Company previously announced on April 25, 2001 that it expected to report for the year 2001:

•	A 10% to 12% increase in 2001 Base Business earnings per diluted share over 2000 Base Business earnings per diluted share ( $0.52)

•	A 5% to 7% increase in 2001 Base Business revenue over 2000 Base Business revenue

•	That Troveris cost $0.08 to $0.10 in earnings per diluted share

•	That TransPaC Solutions cost $0.04 to $0.05 in earnings per diluted share, based on revenues of $1.0 million to $1.5 million

•	Earnings per diluted share of between $0.42 and $0.46.

Based on the financial results for the first six months of 2001 and current operating trends, the Company currently expects to report for the year 2001:

•	A 12% to 14% increase in 2001 Base Business earnings per diluted share over 2000 Base Business earnings per diluted share ( $0.52)

•	A 2% to 5% increase in 2001 Base Business revenue over 2000 Base Business revenue

•	That Troveris cost $0.08 to $0.10 in earnings per diluted share

•	That TransPaC Solutions cost $0.05 to $0.07 in earnings per diluted share, based on revenues of $400,000 to $700,000

•	Earnings per diluted share of between $0.42 and $0.46.

Quarterly & Year-to-Date Condensed Income Statement
(In thousands, except per share results)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2001	2000	2001	2000

Claims revenues	$15,757	$15,950	$32,012	$32,515

Cost of services	7,705	7,644	15,443	16,108

Gross profit	8,052	8,306	16,569	16,407

Support expenses	4,459	4,414	8,955	8,955

Special Committee expenses	—	—	—	90

Research and development	157	—	291	—

EBITDA	3,436	3,892	7,323	7,362

Depreciation & amortization	1,627	1,604	3,212	3,140

Interest income	266	308	616	547

Interest expense	247	387	550	629

	3 Months ended		6 Months ended
	June 30,		June 30,

	2001	2000	2001	2000

Income before income taxes	1,828	2,209	4,177	4,140

Provision for income taxes	759	917	1,733	1,718

Net income	$1,069	$1,292	$2,444	$2,422

Basic weighted average shares	9,789	10,956	9,789	11,090

Diluted weighted average shares	9,959	10,990	9,926	11,130

Basic earnings per common share	$0.11	$0.12	$0.25	$0.22

Diluted earnings per common share	$0.11	$0.12	$0.25	$0.22

The following tables (which exclude the results of TransPaC Solutions and Troveris) present certain key operating indicators for the periods indicated.

Lives Sold and Installed
(In millions)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2001	2000	2001	2000

Cumulative Lives Sold, Beginning Of Period	50.8	54.7	52.5	55.6

Lives from existing client loss, net	(2.7)	(1.6)	(5.5)	(2.8)

Lives added from new contracts with existing clients	.6	—	1.0	—

Lives added from contracts with new clients	2.4	0.5	3.1	0.8

Cumulative Lives Sold, End Of Period	51.1	53.6	51.1	53.6

Lives Installed, End Of Period	47.5	50.8	47.5	50.8

HCRI ended the second quarter with 51.1 million lives sold, a net increase of 0.3 million lives, or 1%, from the end of the first quarter. Compared to the end of the same quarter last year, lives sold decreased by 2.5 million, or 5%. During the quarter, the Company signed a contract to deliver subrogation services, covering approximately 2.1 million lives, to a subsidiary of a large west coast health insurer that is an existing client of the Company’s provider bill auditing services. Because this client’s lives subject to provider bill auditing services are already reported as sold in the above table, the lives for the incremental subrogation service are not additionally reported in the above table.

Installed lives decreased by 0.3 million, net, during the second quarter of 2001 to 47.5 million. Compared to the same quarter last year, lives installed decreased by 3.3 million. These declines resulted primarily from the loss of lives with existing clients, including clients that were acquired by insurers that are not clients of the Company.

Key Operating Indicators
(Dollars in millions)

	3 Months ended		6 Months ended
	June 30,		June 30,

	2001	2000	2001	2000

Backlog (A)	$1,298.2	$1,148.3	$1,298.2	$1,148.3

Claims recoveries	$59.1	$59.1	$119.6	$120.7

Throughput (B)	4.7%	5.1%	9.6%	10.8%

Effective fee rate	26.6%	27.0%	26.7%	26.9%

Direct Operation Employees	531	549	531	549

Support staff Employees	139	157	139	157

Total Employees	670	706	670	706

(A)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(B)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Total backlog of $1,298.2 million at June 30, 2001 represents an increase of $90.9 million, or 8%, over total backlog at March 31, 2001. Compared to June 30, 2000, total backlog increased by $149.9 million, or 13%. The decrease in throughput from the quarter ended June 30, 2000 is primarily the effect of a 9% increase in the average backlog while related recoveries remained approximately the same.

During the six-month period ended June 30, 2001, the Company did not repurchase any shares of its common stock under its stock repurchase program. Of the $10 million authorized by the Board for the stock repurchase program, approximately $3 million remains available.

On July 16, 2001, the Company announced that a South Carolina trial court had entered an order dismissing all claims against the Company and its client in an action brought by Estalita Martin. Ms. Martin had 30 days to appeal the order, which she did on July 20, 2001.

This release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends and HCRI’s future financial performance and operating results, including: [1] the forecast of the increase in earnings per diluted share for the Base Business in 2001; [2] the forecast of the cost of TransPaC Solutions and of Troveris expressed in earnings per diluted share for 2001; and [3] the forecast of the increase in revenue for the Base Business. The Company’s “Base Business” includes existing healthcare recovery products and services but excludes TransPaC Solutions, a recently launched property and casualty subrogation recovery division, and Troveris, a recently announced software development initiative the expenses of which are presented as “Research and Development” in the Company’s income statement starting in the fourth quarter of 2000. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of HCRI to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, HCRI’s ability to manage growth, changes in laws and government regulations applicable to HCRI, and changes in the historical relationships among such key operating indicators as lives sold, lives installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of HCRI’s financial results; and all risks inherent in the development, introduction and implementation of a new product or service. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in HCRI’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

HCRI is a leading independent provider of outsourcing of insurance subrogation and other medical claims recovery and cost containment services to the private healthcare payor industry. The Company’s other medical claims recovery services include provider bill auditing and overpayments recovery.

Investors can access a live video and audio presentation concerning this release on Tuesday, August 7, 2001 at 10:00 Eastern time through HCRI’s website at www.hcrec.com/current.html. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through HCRI’s website at www.hcrec.com/invest.html.

HEALTHCARE RECOVERIES, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share information)

	June 30,	December 31,
	2001	2000

	ASSETS

Current assets:

Cash and cash equivalents	$2,953	$1,297

Restricted cash	15,752	21,647

Accounts receivable, less allowance for doubtful accounts of $437 at June 30, 2001 and $434 at December 31, 2000	9,184	7,660

Other current assets	1,854	2,153

Total current assets	29,743	32,757

Property and equipment, at cost:

Buildings and land	4,001	4,001

Furniture and fixtures	3,243	3,230

Office equipment	2,007	1,992

Computer equipment	9,501	9,039

Software	6,007	4,844

Leasehold improvements	1,361	1,308

	26,120	24,414

Accumulated depreciation and amortization	(15,695)	(13,781)

Property and equipment, net	10,425	10,633

Cost in excess of net assets acquired, net	29,953	29,143

Identifiable intangibles, net	4,653	4,934

Other assets	2,375	1,978

Total assets	$77,149	$79,445

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Trade accounts payable	$1,192	$1,231

Accrued expenses	9,063	9,906

Funds due clients	11,489	12,437

Short-term borrowings expected to be refinanced	10,500	—
Income taxes payable	1,904	1,385

Total current liabilities	34,148	24,959

Other liabilities	2,372	2,324

Long-term borrowings	—	14,000

Total liabilities	36,520	41,283

Commitments and contingencies

Stockholders’ equity:

Preferred stock

$.001 par value per share, 2,000 shares authorized, no shares issued or outstanding	—	—

Common stock

$.001 par value per share, 20,000 shares authorized, 9,790 – June 30, 2001 and 9,771 – December 31, 2000 shares issued and outstanding	12	12

Capital in excess of par value	22,690	22,637

Other	(942)	(912)

Treasury stock at cost, 1,773 shares at June 30, 2001 and December 31, 2000	(7,037)	(7,037)

Retained earnings	25,906	23,462

Total stockholders’ equity	40,629	38,162

Total liabilities and stockholders’ equity	$77,149	$79,445